Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter and Year Ended December 31, 2010
Revenue Reaches Record Level of $1.3 Billion
Earnings per Share and Cash Flows at All-Time Highs
Debt was Reduced $78 Million in 2010
     MILWAUKEE—February 4, 2011—Sensient Technologies Corporation (NYSE: SXT) reported that it achieved new records for revenue, earnings per share and cash flows from operations in 2010. Consolidated revenue was $1.33 billion, an increase of 10.6% over 2009 revenue of $1.20 billion. Reported diluted earnings per share for the year reached $2.17, which includes a two cent benefit from an insurance recovery recorded in the third quarter of 2010 related to a 2009 environmental settlement. Diluted earnings per share in 2009 were $1.78 per share, including a 14 cent charge for the environmental settlement. Cash flows from operations increased 12.6% to $155.7 million in 2010, from $138.3 million in 2009.
     Consolidated revenue for the fourth quarter of 2010 reached $339.3 million, a record for the fourth quarter and an increase of 8.9% over fourth quarter 2009 revenue of $311.5 million. Diluted earnings per share for the quarter increased to 52 cents per share, up from 33 cents per share in 2009. Excluding the charge for the environmental settlement recorded in the fourth quarter of 2009, diluted earnings per share increased 10.6%. Foreign currency translation decreased revenue by approximately 1% in the quarter, and it had a minimal impact on operating income.
     Cash provided by operating activities in the fourth quarter increased 13.7% to $45.2 million, compared to $39.8 million last year. Total debt as of December 31, 2010, was $349.8 million, a reduction of $78.2 million during 2010. The decrease improved the total debt to total capital ratio to 26.2%, from 32.0% on December 31, 2009.
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Sensient Technologies Corporation Earnings Release —Quarter Ended December 31, 2010 February 4, 2011	Page 2
     “This was an outstanding year for the Company,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “We achieved record results because of the commitment to our strategy, and we continue to see excellent opportunities for growth.”
BUSINESS REVIEW
     The Color Group reported record revenue in the fourth quarter of $113.3 million, an increase of 13.5% in comparison to last year’s fourth quarter revenue of $99.8 million. Operating income for the quarter rose 19.5% to $18.4 million compared to prior year operating income of $15.4 million. Unfavorable foreign currency reduced Color Group revenue and operating income by approximately 1% and 2%, respectively, in the quarter. Sales growth at the food and beverage units in Latin America, Europe, and North America was driven by strong volumes of natural colors, and sales of cosmetic colors were also strong in the quarter. Group operating margin improved to 16.2% in the quarter, an 80 basis point improvement over the prior year.
     Annual revenue for the Color Group in 2010 reached a record level of $447.5 million, an increase of 19.4% over the $374.8 million reported in 2009. Operating income increased 31.9% in 2010, to $77.4 million from $58.7 million in 2009. All of the Group’s business units recorded double-digit sales growth and the Group’s 2010 operating margin of 17.3% was 160 basis points better than the 2009 operating margin. Foreign currency had a nominal impact on annual revenue, and reduced operating income by less than one percent.
     Revenue in the Flavors & Fragrances Group increased 5.2% in the fourth quarter, to a record $206.1 million, compared to revenue of $196.0 million in last year’s fourth quarter. The sales increase for the Flavors & Fragrances Group resulted from solid volume gains in
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Sensient Technologies Corporation Earnings Release —Quarter Ended December 31, 2010 February 4, 2011	Page 3
traditional flavors and dehydrated flavors in North America. Group operating income in the quarter was $29.4 million, compared to $29.6 million in 2009. Foreign currency reduced revenue in the quarter by approximately 2%, and had no impact on operating income.
     Annual revenue for the Flavors & Fragrances Group was $809.1 million, a new high, and an increase of 4.7% over the $772.9 million reported in 2009. Most of the business units reported solid sales gains over last year. Operating income for the year was $122.0 million, compared to $124.5 million in 2009. Dehydrated flavors were impacted by lower pricing in anticipation of reduced raw material costs in the first half of the year. The raw material cost savings were achieved in the second half of 2010, and the lower cost structure is expected to continue throughout 2011.
     The Company’s operations in Asia Pacific and China both reported record results in 2010. Revenues grew 28.0% during the year to $113.2 million, compared to $88.4 million in 2009. Both business units recorded double-digit increases in operating income driven by strong results in Thailand and China.
2011 OUTLOOK
     Sensient expects 2011 diluted earnings per share to be within a range of $2.26 to $2.32.
CONFERENCE CALL
     The Company will host a conference call to discuss its 2010 fourth quarter and full year financial results at 10:00 a.m. CST on Friday, February 4, 2011. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
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Sensient Technologies Corporation Earnings Release —Quarter Ended December 31, 2010 February 4, 2011	Page 4
     A replay will be available beginning at 1:00 p.m. CST on February 4, 2011, through midnight on February 11, 2011, by calling (706) 645-9291 and referring to conference identification number 37548935. A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2009, and quarterly report on Form 10-Q for the quarter ended September 30, 2010. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The Company’s customers include major international manufacturers representing most of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5

	Three Months Ended December 31,			Twelve Months Ended December 31,
Consolidated Statements of Earnings	2010	2009	% Change	2010	2009	% Change

Revenue	$339,267	$311,450	8.9%	$1,328,180	$1,201,412	10.6%

Cost of products sold	237,091	216,716	9.4%	919,821	832,382	10.5%
Selling and administrative expenses	61,160	68,384	-10.6%	233,782	222,067	5.3%

Operating income	41,016	26,350	55.7%	174,577	146,963	18.8%
Interest expense	4,894	5,409		20,384	23,788

Earnings before income taxes	36,122	20,941	72.5%	154,193	123,175	25.2%
Income taxes	10,347	4,635		47,049	36,614

Net earnings	$25,775	$16,306	58.1%	$107,144	$86,561	23.8%

Earnings per common share:
Basic	$0.52	$0.34	52.9%	$2.18	$1.79	21.8%

Diluted	$0.52	$0.33	57.6%	$2.17	$1.78	21.9%

Average common shares outstanding:
Basic	49,395	48,615	1.6%	49,138	48,379	1.6%

Diluted	49,636	48,901	1.5%	49,424	48,641	1.6%

Impact of Insurance Recovery Related to the 2009 Environmental Settlement
The Company’s 2010 results include income from the recovery of insurance reimbursements related to the 2009 environmental settlement. The following table provides a summary of the impact of the recovery on the Company’s reported diluted earnings per common share.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	% Change	2010	2009	% Change

Diluted earnings per common share as reported	$0.52	$0.33		$2.17	$1.78
Settlement charges (credit)	—	0.14		(0.02)	0.14

	$0.52	$0.47	10.6%	$2.15	$1.92	12.0%

	Three Months Ended December 31,			Twelve Months Ended December 31,
Results by Segment	2010	2009	% Change	2010	2009	% Change

Revenue

Flavors & Fragrances	$206,100	$195,964	5.2%	$809,053	$772,872	4.7%
Color	113,276	99,833	13.5%	447,461	374,807	19.4%
Corporate & Other	30,834	25,227	22.2%	113,179	88,406	28.0%
Intersegment elimination	(10,943)	(9,574)	14.3%	(41,513)	(34,673)	19.7%

Consolidated	$339,267	$311,450	8.9%	$1,328,180	$1,201,412	10.6%

Operating Income

Flavors & Fragrances	$29,440	$29,598	-0.5%	$121,997	$124,482	-2.0%
Color	18,380	15,380	19.5%	77,404	58,685	31.9%
Corporate & Other	(6,804)	(18,628)	-63.5%	(24,824)	(36,204)	-31.4%

Consolidated	$41,016	$26,350	55.7%	$174,577	$146,963	18.8%

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 6

Consolidated Condensed Balance Sheets
December 31,	2010	2009

Current assets	$672,305	$658,109
Goodwill and intangibles (net)	458,334	469,616
Property, plant and equipment (net)	432,536	425,617
Other assets	36,093	38,349

Total Assets	$1,599,268	$1,591,691

Current liabilities	$205,063	$216,145
Long-term debt	324,360	388,852
Accrued employee and retiree benefits	52,747	50,796
Other liabilities	33,313	27,203
Shareholders’ equity	983,785	908,695

Total Liabilities and Shareholders’ Equity	$1,599,268	$1,591,691

Consolidated Statements of Cash Flows
Twelve Months Ended December 31,	2010	2009

Net cash provided by operating activities	$155,725	$138,336

Cash flows from investing activities:
Acquisition of property, plant and equipment	(55,823)	(47,716)
Proceeds from sale of assets	172	109
Other investing activities	528	(440)

Net cash used in investing activities	(55,123)	(48,047)

Cash flows from financing activities:
Proceeds from additional borrowings	139,344	222,553
Debt payments	(211,935)	(277,064)
Dividends paid	(39,013)	(37,042)
Proceeds from options exercised and other	14,063	11,185

Net cash used in financing activities	(97,541)	(80,368)

Effect of exchange rate changes on cash and cash equivalents	(1,025)	(6,200)

Net increase in cash and cash equivalents	2,036	3,721
Cash and cash equivalents at beginning of period	12,219	8,498

Cash and cash equivalents at end of period	$14,255	$12,219

Supplemental Information
Twelve Months Ended December 31,	2010	2009
Depreciation and amortization	$43,423	$42,183
Dividends per share	$0.79	$0.76